Exhibit 21.1

Subsidiaries of the Company

B&G Foods Canada, ULC, a British Columbia unlimited liability company

B&G Foods Manufacturing Mexico, S. de R.L. de C.V., a Mexico Sociedad de Responsabilidad Limitada

B&G Foods North America, Inc., a Delaware corporation

B&G Foods Snacks, Inc., a Delaware corporation

Bear Creek Country Kitchens, LLC, a Delaware limited liability company

Pirate Brands, LLC, a Delaware limited liability company

Sirops Maple Grove Inc., a Québec company

Spartan Foods Holding Company, a Delaware corporation

Spartan Foods of America, Inc., a South Carolina corporation

William Underwood Company, a Massachusetts business trust

Victoria Fine Foods, LLC, a Delaware limited liability company